As filed with the Securities and Exchange Commission on July 8, 2004

Registration No. 333-114549

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NETLOGIC MICROSYSTEMS, INC.

(Exact name of Registrant as specified in our charter)

Delaware	3674	77-0455244
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1875 Charleston Road

Mountain View, CA 94043

(650) 961-6676

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald S. Jankov

President and Chief Executive Officer

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

(650) 961-6676

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan B. Kalin Charles S. Lee Bingham McCutchen LLP 1900 University Avenue East Palo Alto, CA 94303	Donald Witmer Chief Financial Officer NetLogic Microsystems, Inc. 1875 Charleston Road Mountain View, CA 94043	Nora L. Gibson Gitanjali Mohindra Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by us in connection with the offering of the securities being registered including the shares offered for sale by the selling stockholders, other than the underwriting discounts and commissions. The selling stockholders will not pay any of the below expenses. All of the amounts shown are estimates except for the SEC registration fee, and the NASD filing fee and the Nasdaq Stock Market filing fee.

SEC registration fee	$11,781
NASD filing fee	9,798
Nasdaq Stock Market filing fee	105,000
Blue Sky fees and expenses	7,000
Printing and engraving expenses	200,000
Legal fees and expenses	950,000
Accounting fees and expenses	500,000
Transfer agent and registrar fees and expenses	21,421
Directors’ and Officers’ insurance premiums	700,000
Miscellaneous expenses	250,000

Total	$2,755,000

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the DGCL, our bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at our request. We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

We have entered into agreements with our directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the company, arising out of the person’s services as a director or officer of the company or any other company or enterprise to which the person provides services at our request.

Reference is made to Section 6(b) of the Purchase Agreement, a copy of which will be filed as Exhibit 1.1 to this registration statement, which provides for indemnification by the underwriters of our directors and officers who sign the registration statement against specified liabilities, including those arising under the Securities Act, in particular circumstances.

Item 15.    Recent Sales of Unregistered Securities

In the three years prior to filing this Registration Statement, we issued and sold the following unregistered securities. None of these sales involved an underwriter, finder or other agent or the payment of any selling commission to any person.

1.	Since June 2001 through May 31, 2004, we have issued options to purchase an aggregate of 2,273,424 shares of common stock to employees, directors and consultants at exercise prices ranging from $0.80 to $2.00 per share pursuant to our 2000 Stock Plan and issued an aggregate of 1,221,805 shares of our common stock upon exercise of options issued pursuant to the 2000 Stock Plan. In addition, during such period, we have issued stock purchase rights with respect to an aggregate of 28,453 shares as compensation for services rendered (including as incentive bonuses) for no additional consideration. These securities were issued in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act.

2.	In June 2001, we issued and sold an aggregate of 23,520 shares of Series C preferred stock at a per share purchase price of $2.50 to two professional service providers in exchange for services rendered. These shares were issued in reliance on Regulation D promulgated under the Securities Act.

3.	Since June 2001 through May 31, 2004, we have issued to 17 investors an aggregate of 353,750 shares of our common stock upon exercise of warrants previously issued. The exercise price for these warrants ranged from $0.80 to $2.00, and these exercises resulted in aggregate proceeds to us of $351,400. These shares were issued in reliance on Section 3(a)(9) of the Securities Act or Regulation D promulgated under the Securities Act.

4.	Since June 2001 through May 31, 2004, we have issued to three investors an aggregate of 390,000 shares of Series A preferred stock upon exercise of warrants previously issued. The exercise price for these warrants was $0.20 and these exercises resulted in aggregate proceeds to us of $78,000. These shares were issued in reliance on Section 3(a)(9) of the Securities Act.

5.	In July 2001, we issued and sold an aggregate of 280,000 shares of Series C preferred stock to two accredited investors for an aggregate purchase price of $700,000. These shares were issued in reliance on Regulation D promulgated under the Securities Act.

6.	From August 2001 to July 2002, we issued and sold an aggregate of 7,806,097 shares of Series D preferred stock to 28 accredited investors for an aggregate purchase price of $25,369,815.25. These shares were issued in reliance on Regulation D promulgated under the Securities Act.

7.	In September 2001, in connection with a loan transaction, we issued to a lender a warrant to purchase 52,000 shares of our Series D preferred stock at a warrant exercise price per share of $3.25. These securities were issued in reliance on Regulation D promulgated under the Securities Act.

8.	In June 2002, we issued to Integrated Device Technology, Inc., or IDT, a convertible promissory note in the principal amount of $30,000,000. In October 2002, we advised IDT of our conversion of the convertible promissory note into 6,153,846 shares of our Series E preferred stock in accordance with its terms. The shares are outstanding and were delivered to IDT in accordance with the terms and conditions of a note purchase agreement. These securities were issued in reliance on Section 4(2) of the Securities Act.

9.	In February and October 2003, in connection with the amendment of an existing loan agreement and the consummation of a new loan agreement, we issued a warrant to each of our two lenders to purchase 4,615 shares and 49,231 shares, respectively, of our Series E preferred stock at a warrant exercise price per share of $4.875. These securities were issued in reliance on Section 4(2) of the Securities Act.

10.	In March 2004, we issued and sold to 11 accredited investors convertible promissory notes in the aggregate principal amount of $7,604,100 and warrants to purchase an aggregate of 76,500 shares of our common stock at a warrant exercise price per share of $2.00. The aggregate purchase price for the notes and warrants was $7,650,000. These securities were issued in reliance on Regulation D promulgated under the Securities Act.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

Item 16.    Exhibit and Financial Statement Schedules

(A)    EXHIBITS

1.1	Form of Purchase Agreement*
3.1	Restated Certificate of Incorporation of the Registrant, filed on April 16, 2004*
3.1.1	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, filed on June 11, 2004*
3.2	Restated Certificate of Amendment to Certificate of Incorporation, as amended, of the Registrant to be filed immediately prior to completion of the offering*
3.3	Bylaws of the Registrant, as currently in effect*
3.4	Bylaws of the Registrant, as in effect immediately prior to completion of the offering*
3.5	Form of Certificate of Designations, Preferences and Rights of Series AA Junior Participating Preferred Stock, to be filed*
3.6	Form of Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, to be filed*
4.1	Specimen common stock certificate*
4.2

Second Amended and Restated Investor Rights Agreement dated August 31, 2001, as amended by the Amendments to Second Amended and Restated Investor Rights Agreement dated March 18, 2004, April 16, 2004 and June 12, 2004*

4.3	Form of Rights Agreement by and between the Registrant and Wells Fargo Bank*
5.1	Opinion of Bingham McCutchen LLP
10.1	2000 Stock Plan and forms of related agreements*
10.2	Form of 2004 Equity Incentive Plan*
10.3	Form of 2004 Employee Stock Purchase Plan*
10.4	Form of Indemnity Agreement*
10.5	License and Technology Transfer Agreement by and between the Registrant and Micron Technology, Inc. dated December 12, 2002*†
10.6	Amended and Restated Loan and Security Agreement by and between the Registrant and Silicon Valley Bank dated March 30, 2004*†
10.7	AR Financing Loan Agreement by and between the Registrant and Silicon Valley Bank dated March 30, 2004*†
10.8	Intellectual Property Security Agreement by and between the Registrant and Silicon Valley Bank dated March 30, 2004*†
10.9	Form of Note and Warrant Purchase Agreement by and between the Registrant and the investors named therein dated March 18, 2004*
10.10	Form of Convertible Promissory Note dated March 18, 2004*

10.11	Form of Warrant to Purchase Common Stock dated March 18, 2004*
10.12	Form of Promissory Note Secured by Pledge of Stock issued to the Registrant by certain officers thereof*
10.13	Standard Office Lease by and between the Registrant and Pecten Court Associates dated April 28, 1995, as amended*
10.14	Sublease by and between the Registrant and ePeople dated July 28, 2000, as amended*
10.15	Standard Form Lease by and between the Registrant and Mission West Properties, L.P. dated May 3, 2004*
10.16	Employment offer letter, dated April 12, 2000, between the Registrant and Ronald Jankov*
10.17	Employment offer letter, dated April 1, 1999, between the Registrant and Roland Cortes*
10.18	Employment offer letter, dated March 15, 2002, between the Registrant and Ibrahim Korgav, as amended*
10.19	Employment offer letter, dated February 9, 1996, between the Registrant and Varadarajan Srinivasan*
10.20	Employment offer letter, dated June 7, 1999, between the Registrant and Marcia Zander*
10.21	Employment offer letter, dated December 5, 2003, between the Registrant and Donald Witmer*
10.22	Description of the Registrant’s Patent Incentive and Recognition Program*
23.1	Consent of PricewaterhouseCoopers LLP Independent Registered Public Accounting Firm*
23.2	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
24.1	Powers of Attorney*

*	Previously filed.
†	Confidential treatment has been requested for certain portions of this exhibit.

Item 17.    Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters, a the closing specified in the purchase agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, state of California, on the 7th day of July, 2004.

NETLOGIC MICROSYSTEMS, INC.

By	/s/ RONALD JANKOV
Ronald Jankov President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD JANKOV Ronald Jankov	Director, President and Chief Executive Officer (Principal Executive Officer)	July 7, 2004

/s/ DONALD WITMER Donald Witmer	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 7, 2004

/s/ LEONARD PERHAM* Leonard Perham	Chairman of the Board	July 7, 2004

/s/ LIONEL ALLAN* Lionel Allan	Director	July 7, 2004

/s/ DOUGLAS BROYLES* Douglas Broyles	Director	July 7, 2004

/s/ STEVE DOMENIK* Steve Domenik	Director	July 7, 2004

/s/ NORMAN GODINHO* Norman Godinho	Director	July 7, 2004

/s/ VARADARAJAN SRINIVASAN* Varadarajan Srinivasan	Director	July 7, 2004

*By:	/s/ RONALD JANKOV
Ronald Jankov, Attorney-in-Fact

EXHIBIT INDEX

1.1	Form of Purchase Agreement*
3.1	Restated Certificate of Incorporation of the Registrant, filed on April 16, 2004*
3.1.1	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, filed on June 11, 2004*
3.2	Restated Certificate of Amendment to Certificate of Incorporation, as amended, of the Registrant to be filed immediately prior to completion of the offering*
3.3	Bylaws of the Registrant, as currently in effect*
3.4	Bylaws of the Registrant, as in effect immediately prior to completion of the offering*
3.5	Form of Certificate of Designations, Preferences and Rights of Series AA Junior Participating Preferred Stock, to be filed*
3.6	Form of Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, to be filed*
4.1	Specimen common stock certificate*
4.2

Second Amended and Restated Investor Rights Agreement dated August 31, 2001, as amended, by the Amendments to Second Amended and Restated Investor Rights Agreement dated March 18, 2004, April 16, 2004 and June 12, 2004*

4.3	Form of Rights Agreement by and between the Registrant and Wells Fargo Bank*
5.1	Opinion of Bingham McCutchen LLP
10.1	2000 Stock Plan and forms of related agreements*
10.2	Form of 2004 Equity Incentive Plan*
10.3	Form of 2004 Employee Stock Purchase Plan*
10.4	Form of Indemnity Agreement*
10.5	License and Technology Transfer Agreement by and between the Registrant and Micron Technology, Inc. dated December 12, 2002*†
10.6	Amended and Restated Loan and Security Agreement by and between the Registrant and Silicon Valley Bank dated March 30, 2004*†
10.7	AR Financing Loan Agreement by and between the Registrant and Silicon Valley Bank dated March 30, 2004*†
10.8	Intellectual Property Security Agreement by and between the Registrant and Silicon Valley Bank dated March 30, 2004*†
10.9	Form of Note and Warrant Purchase Agreement by and between the Registrant and the investors named therein dated March 18, 2004*
10.10	Form of Convertible Promissory Note dated March 18, 2004*
10.11	Form of Warrant to Purchase Common Stock dated March 18, 2004*
10.12	Form of Promissory Note Secured by Pledge of Stock issued to the Registrant by certain officers thereof*
10.13	Standard Office Lease by and between the Registrant and Pecten Court Associates dated April 28, 1995, as amended*
10.14	Sublease by and between the Registrant and ePeople dated July 28, 2000, as amended*
10.15	Standard Form Lease by and between the Registrant and Mission West Properties, L.P. dated May 3, 2004*
10.16	Employment offer letter, dated April 12, 2000, between the Registrant and Ronald Jankov*
10.17	Employment offer letter, dated April 1, 1999, between the Registrant and Roland Cortes*
10.18	Employment offer letter, dated March 15, 2002, between the Registrant and Ibrahim Korgav, as amended*

10.19	Employment offer letter, dated February 9, 1996, between the Registrant and Varadarajan Srinivasan*
10.20	Employment offer letter, dated June 7, 1999, between the Registrant and Marcia Zander*
10.21	Employment offer letter, dated December 5, 2003, between the Registrant and Donald Witmer*
10.22	Description of the Registrant’s Patent Incentive and Recognition Program*
23.1	Consent of PricewaterhouseCoopers LLP Independent Registered Public Accounting Firm*
23.2	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
24.1	Powers of Attorney*

*	Previously filed.
†	Confidential treatment has been requested for certain portions of this exhibit.